                                                                     EXHIBIT 3.3


                          ARTICLES OF INCORPORATION OF
                            DISTINCTIVE DINING, INC.

                  The undersigned incorporator, being a natural person 18 years of age or older, in order to form a corporation under Minnesota Statutes, Chapter 302A, hereby adopts the following Articles of Incorporation:

                                    ARTICLE I

                  The name of this corporation is Distinctive Dining, Inc.

                                   ARTICLE II

                  The registered office of this corporation is located at 10260 Viking Drive, Eden Prairie, MN 55344


                                   ARTICLE III

                  The purpose or purposes of this Corporation are to engage in the transaction of any or all lawful business for which corporations may be incorporated under Minnesota law.

                                   ARTICLE IV

                  This Corporation is authorized to issue an aggregate total of 1,000 shares. The shares are classified in One (1) class, consisting of One Thousand (1,000) shares of Common Stock of the par value of One Cent ($0.01) per share. The Board of Directors is authorized to establish one or more series of Preferred Stock by approving, and filing in the manner required by law, a certificate of designation setting forth the designation, and fixing the relative rights and preferences, of any such series.

                                    ARTICLE V

                  The name and address of the incorporator of this Corporation is as follows: H. Thomas Mitchell, 10260 Viking Drive, Eden Prairie, Minnesota, 55344.

                                   ARTICLE VI

                  The names of the first directors of this Corporation are: Roe
H. Hatlen (Chairman) and Clark C. Grant.

                                   ARTICLE VII

                  Any action required or permitted to be taken at a meeting of the Board of Directors of Corporation not needing approval by the shareholders under Minnesota Statutes, Chapter 302A, may be taken by action signed by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors are present.

                                  ARTICLE VIII

                  No shareholder of this Corporation shall have any cumulative voting rights

                                   ARTICLE IX

                  No shareholder of this Corporation shall have any preemptive rights to subscribe for, purchase or acquire any shares of the Corporation of any class, whether unissued or flow or hereafter authorized, or any obligations or other securities convertible or exchangeable for any such shares.

                                    ARTICLE X

                  No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 302A.559 or Section 80A.23 of the Minnesota Statutes, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                  IN WITNESS WHEREOF, I have subscribed my name this 10th day of November, 1998.



                                                     /s/ H. Thomas Mitchell
                                                     ---------------------------
                                                     H. Thomas Mitchell


                                       2